Translational Data from Anal Cancer Patients Show Pelareorep Drives HPV-Specific Immune Responses, Supporting its Potential Across HPV-Driven Cancers

Pelareorep-driven changes in the tumor microenvironment are associated with tumor responses and shrinkage

Immune activation levels more than doubled in nearly all patients after one cycle of treatment

Substantial increases in HPV-16-specific T cells and tumor-infiltrating lymphocytes observed when pelareorep is combined with a checkpoint inhibitor

SAN DIEGO, CA, November 4, 2026 – Oncolytics Biotech® Inc. (Nasdaq: ONCY) (“Oncolytics” or the “Company”), a clinical-stage immunotherapy company developing pelareorep, today announced new translational data from an ongoing study showing pelareorep’s ability to increase human papillomavirus (“HPV”)-16-specific T cell clones and tumor-infiltrating lymphocyte (“TIL”) clones in second-line or later squamous cell anal cancer (“SCAC”) patients at the Society for Immunotherapy of Cancer (“SITC”) 2026 Annual Meeting.

Pelareorep combined with a checkpoint inhibitor generated promising efficacy signals in second-line or later SCAC, including more than doubling the objective response rate and increasing median duration of response by 50% compared to the current approved therapy in that patient population. Multiple analyses help explain how pelareorep generates innate and adaptive immune responses and synergizes with other therapies. Highlights from the SITC abstract include:
•In seven of eight evaluable patients, greater than two-fold increases in levels of the immune-activation biomarkers CXCL10, IFN-γ, and soluble PD-L1 were observed after one cycle of therapy.
•After three cycles of treatment, all four evaluable patients saw expansion of TIL clones in peripheral blood, which was associated with reductions in tumor size, including two complete responses and two partial responses.
•The four responding patients with TIL expansion also demonstrated significant expansion of at least one HPV-16-specific T cell clone.
•Among 14 patients evaluated for HPV-16-specific immune responses, six showed HPV-16 clonal expansion, and four of those patients experienced tumor shrinkage.
•The Phase 1/2, Simon 2-stage study is assessing the safety and efficacy of pelareorep in combination with a checkpoint inhibitor in second-line or later unresectable SCAC patients.

“These data reinforce pelareorep’s potential in multiple HPV-driven cancers as those tumor types generally exhibit low response rates to checkpoint inhibitors,” said Thomas Heineman, MD, PhD, Chief Medical Officer of Oncolytics. “Pelareorep’s ability to increase tumor-infiltrating lymphocyte populations and expand HPV-specific T cells form the basis for its synergy with checkpoint inhibitors and reinforces the potential of this combination to combat tumor growth in HPV-associated cancers. More broadly, these data support our belief in pelareorep as a backbone immunotherapy capable of activating anti-tumor immunity and improving responses to multiple therapies across a wide range of tumor types.”

“We see HPV-associated cancers as a compelling business development opportunity for pelareorep, spanning anal, HPV-positive oropharyngeal, cervical, and other malignancies and representing a potential $3 to 5 billion market based on our internal estimates,” said Jared Kelly, Chief Executive Officer of Oncolytics. “The combination of HPV-specific T cell expansion in our anal cancer study and prior clinical efficacy signals in head and neck cancer gives prospective partners a differentiated scientific and clinical rationale to explore pelareorep alongside checkpoint inhibitors. With systemic delivery, substantial clinical experience, and the potential to pursue multiple indications, we believe pelareorep offers a scalable opportunity to extend immunotherapy franchises into underserved patient populations. Our priority is to translate this evidence into strategic collaborations that can accelerate development and realize the broader commercial opportunity.”

About Pelareorep
Pelareorep is an intravenously delivered, systemically active, investigational immunotherapy with a dual mechanism of action that selectively replicates in tumor cells while activating both innate and adaptive anti-tumor immune responses, including the upregulation of key inflammatory cytokines resulting in the formation of tertiary lymphoid structures and the expansion of tumor-infiltrating lymphocytes. It has been administered to over 1,200 patients, and clinical studies have demonstrated pelareorep’s potential to enhance the activity of checkpoint inhibitors and other anti-cancer therapies across multiple solid tumor types.

About Oncolytics Biotech Inc.
Oncolytics is a clinical-stage biotechnology company developing pelareorep, an investigational intravenously delivered double-stranded RNA immunotherapeutic agent. Pelareorep has demonstrated encouraging results in multiple first-line pancreatic cancer studies, two randomized Phase 2 studies in metastatic breast cancer, and early-phase studies in anal and colorectal cancer. It is designed to induce anti-cancer immune responses by converting immunologically inactive tumors to active through the activation of innate and adaptive immune responses.

The Company is advancing pelareorep in combination with chemotherapy and/or checkpoint inhibitors in metastatic gastrointestinal cancers, where pelareorep has received Fast Track designation from the U.S. Food and Drug Administration for colorectal, anal, and pancreatic cancer. Oncolytics is actively pursuing strategic partnerships to accelerate development and maximize commercial impact. For more about Oncolytics, please visit: www.oncolyticsbiotech.com or follow the Company on LinkedIn and on X @oncolytics.

Forward-looking statements
This press release contains forward-looking statements, within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and forward-looking information under applicable Canadian securities laws (such forward-looking statements and forward-looking information are collectively referred to herein as “forward-looking statements”). Forward-looking statements contained in this press release include statements regarding the Company’s beliefs as to the potential, registration, mechanism of action and benefits of pelareorep as a cancer therapeutic; the potential implications of the translational data from the anal cancer study; the Company’s goals, strategies, and objectives; expectations around the design, milestones, anticipated timelines and expected outcomes for current and future studies; its belief in the clinical promise of pelareorep in anal, colorectal, pancreatic and other gastrointestinal cancers; the Company’s goals and expectations for its potential registrational development path for pelareorep in multiple gastrointestinal cancers; and plans for future disclosure of clinical trial results. In any forward-looking statement in which Oncolytics expresses an expectation or belief as to future results, such expectations or beliefs are expressed in good faith and are believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will be achieved. These statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from those anticipated. These risks include, but are not limited to, regulatory outcomes, trial execution, financial resources, access to capital markets, and market dynamics. Please refer to Oncolytics’ public filings with securities regulators in the United States and Canada for more information. The Company assumes no obligation to update forward-looking statements, except as required by law.

Company Contact
Jon Patton
Director of IR & Communication
jpatton@oncolytics.com